Exhibit 99.1
HORIZON OFFSHORE ANNOUNCES 1-FOR-25 REVERSE STOCK SPLIT
HOUSTON—(March 22, 2006)—Horizon Offshore, Inc. (OTCBB: HOFF.OB) announced today that it plans to effect a one-for-twenty-five (1:25) reverse stock split following the close of business on April 12, 2006. The reverse stock split, which was authorized by the Company’s board of directors and approved by written consent by the holders of approximately 72.1% of its outstanding common stock, is expected to begin trading on a split-adjusted basis on April 13, 2006 on the Over The Counter Bulletin Board. In conjunction with the reverse stock split, the Company’s board of directors and holders of approximately 72.1% of its outstanding common stock also approved the reduction in the number of authorized shares of the Company’s common stock from 1.5 billion to 100 million.
In the reverse split, each 25 shares of issued and outstanding common stock will be converted automatically into one share of common stock. The number of outstanding shares of common stock will be reduced from approximately 759.6 million as of March 21, 2006 to approximately 30.4 million shares outstanding post split. Stockholders who hold their shares in brokerage accounts or “street name” will not be required to take any action to effect the exchange of their shares. Stockholders of record as of April 12, 2006 who hold share certificates will receive instructions from the Company’s transfer agent explaining the process for obtaining new post-split stock certificates. Mellon Investor Services LLC will act as the exchange agent for purposes of implementing the exchange of stock certificates.
Further details of the Company’s reverse stock split are discussed in the Company’s definitive information statement filed with the Securities and Exchange Commission on March 21, 2006. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding the Company at http://www.sec.gov.
Horizon and its subsidiaries provide marine construction services for the offshore oil and gas and other energy related industries. The Company’s fleet is used to perform a wide range of marine construction activities, including installation and repair of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company’s substantial amount of debt, high reliance on sufficient cash flow from operations and external sources of financing to meet its debt obligations and capital requirements; resolution of the Company’s outstanding claims against Pemex; outcome of litigation with the underwriters of the insurance coverage on the Gulf Horizon; industry conditions and volatility; prices of oil and gas; the Company’s ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission.
Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like “should”, “expects”, “believes”, “anticipates”, “may”, “could”, etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

Contact:	Ronald D. Mogel
(713) 243-2753
Horizon Offshore, Inc.